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                            CERTIFICATE OF CORRECTION

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   PFIZER INC.

PFIZER INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        1.       The name of the corporation is Pfizer Inc.

        2. That a Restated Certificate of Incorporation of the Corporation (the "Restated Certificate") was filed with the Secretary of State of Delaware on April 28, 1995 and that said Certificate requires correction as permitted by
                 Section 103(f) of the General Corporation Law of the State of Delaware.

        3. The inaccuracy or defect in said Restated Certificate to be corrected is that the par value per share of the Corporation's common stock stated in Article FOURTH, Paragraph D, Section 2 (A) (i) of the Restated Certificate inadvertently was not amended to reflect the Corporation's present par value per share and, therefore, is corrected to read as follows:

                 "(i) in the event the Board of Directors of the Company shall, at any time after the issuance of any share of Series A Preferred Stock, declare a cash dividend payable on the Common Stock, $.05 par value per share, of the Company (the "Common Stock"), a preferential cash dividend in an amount per share (rounded to the nearest cent) equal to 100 times the per share amount of such cash dividend declared on a share of the Common Stock and..."

IN WITNESS WHEREOF, said PFIZER INC. has caused this Certificate of Correction to be signed by Eileen R. Walton, its Assistant Secretary, this 11th day of May, 1995.

                                           PFIZER INC.


                                           By:  /s/ Eileen R. Walton
                                                --------------------------
                                                   Eileen R. Walton
                                                   Assistant Secretary